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Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       of

                       Image Technology Laboratories, Inc.

         1. The name of the corporation is Image Technology Laboratories, Inc.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company

         3. The nature of the business to be conducted or promoted is to engage, in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is Fifty Thousand (50,000) shares of common stock and the par value of each of such share is One Cent ($.01) amounting in the aggregate to Five Hundred Dollars ($500).

         5. The name and mailing address of the sole incorporator is as follows:

         NAME                                  MAILING ADDRESS
         ----                                  ---------------

         David Ryon                            167 Schwenk Drive
                                               Kingston, NY 12401

         6. The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  A. The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

                  B. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  C. Meetings of stockholders may be hold within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

         8. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of


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them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in member representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation a consequence of such compromise or arrangement, the said the said compromise or arrangement shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class or creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         9. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters to referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such a person.

         10. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of this Section 10 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation arising out of the conduct of such director prior to the time of such repeal or modification.

         11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of December, 1997.


                                         /s/ David Ryon
                                         -----------------------------------
                                          David Ryon, Incorporator